Exhibit 10.57
KEYCORP
DEFERRED SAVINGS PLAN
ARTICLE I
     The KeyCorp Deferred Savings Plan (the “Plan”), as originally established effective December 30, 2006, is hereby amended and restated, effective as of December 31, 2008. As structured, the Plan is intended to provide KeyCorp with an employment retention vehicle to ensure that Plan participants continue in their employment with Key, while providing Plan participants with an opportunity to save for their retirement on a tax deferred basis. It is the intention of KeyCorp and it is the understanding of those employees covered under the Plan, that the Plan constitutes a nonqualified plan of deferred compensation for a select group of KeyCorp employees, and as such, it is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). It is also the understanding of employees covered under the Plan that the Plan is subject to the requirements of Section 409A of the Code, and that it will be administered in accordance with the requirements of Section 409A.
ARTICLE II
DEFINITIONS
     2.1 Meaning of Definitions. For the purposes of this Plan, the following words and phrases shall have the meanings hereinafter set forth, unless a different meaning is clearly required by the context:
(a)	“Beneficiary” shall mean the person, persons or entity entitled under Article VIII to receive any Plan benefits payable after a Participant’s death.

(b)	“Board” shall mean the Board of Directors of KeyCorp, the Board’s Compensation & Organization Committee, or any other committee designated by the Board or subcommittee designated by the Board’s Compensation Committee.

(c)	“Change of Control” shall be deemed to have occurred if under a rabbi trust arrangement established by KeyCorp (“Trust”), as such Trust may from time to time be amended or substituted, the Corporation is required to fund the Trust because a “Change of Control”, as defined in the Trust, has occurred.

(d)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with all regulations promulgated thereunder. Reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.

(e)	“Common Stock Account” shall mean the investment account established under the Plan for bookkeeping purposes in which a Participant may elect to have his or her Participant Deferrals credited. Participant Deferrals and Corporate Contributions invested in the Common Stock Account shall be credited based on a bookkeeping allocation of KeyCorp Common Shares (both whole and fractional rounded to the nearest one-hundredth of a share), which shall be equal to the amount of Participant Deferrals and Corporate Contributions invested in the Common Stock Account. The Common Stock Account shall also reflect on a bookkeeping basis all dividends, gains, and losses attributable to such Common Shares. All Corporate Contributions and all Participant Deferrals credited to the Common Stock Account shall be based on the New York Stock Exchange’s closing price for such Common Shares as of the day such Participant Deferrals are credited to the Participants’ Plan Accounts.
(f)	The “Compensation” of a Participant for any Plan Year or any partial Plan Year shall mean that portion of compensation that is paid to the Participant during such period by reason of his or her employment with an Employer, as reported for federal income tax purposes, which exceeds the compensation limits reflected in Section 401(a)(17) of the Code, as may be indexed from time to time. In determining whether the Participant has exceeded the compensation limits of Section 401(a)(17) of the Code, the compensation which would have been paid to the Participant but for (1) the timing of an Employer’s payroll processing operations, (2) the Participant’s deferral of compensation under the provisions of the KeyCorp Flexible Benefits Plan and transportation reimbursement plan, and (3) the Participant’s written deferral of his or her compensation to the KeyCorp 401(k) Savings Plan shall be included, provided, however, that the following compensation shall specifically not be included:
(i)	any amount attributable to the Employee’s receipt of stock appreciation rights, restricted stock awards, and the amount of any gain to the Employee upon the exercise of a stock option;

(ii)	any amount attributable to the Employee’s receipt of non-cash remuneration which is included in the Employee’s income for federal income tax purposes;

(iii)	any amount attributable to the Employee’s receipt of moving expenses and any relocation bonus paid to the Employee during the Plan Year;

(iv)	any amount attributable to any severance paid by an Employer or the Corporation to the Employee;

(v)	any amount attributable to fringe benefits (cash and non-cash), regardless of whether any or all such items are includible in such Participant’s gross income for federal tax purposes;

(vi)	any amount attributable to any bonus or payment made as an inducement for the Employee to accept employment with an Employer;

(vii)	any amount attributable to compensation of any type including bonus or incentive compensation payments paid on or after the Employee’s Severance From Service Date; or

(viii)	any other amounts attributable to compensation deferred by the Participant.
(g)	“Corporate Contributions” shall mean the amount that an Employer has agreed to contribute on a bookkeeping basis to the Participant’s Plan Account in accordance with the provisions of Article V of the Plan.

(h)	“Corporation” shall mean KeyCorp, an Ohio corporation, its corporate successors, and any corporation or corporations into or with which it may be merged or consolidated.

(i)	“Deferral Period” shall mean each Plan Year, provided however, that a Participant’s initial Deferral Period shall be from his or her first day of participation in the Plan through the last day of the applicable Plan Year.

(j)	“Determination Date” shall mean the last day of each calendar month.

(k)	“Disability” shall mean (1) a physical or mental disability which prevents a Participant from performing the duties the Participant was employed to perform for his or her Employer when such disability commenced, (2) has resulted in the Participant’s absence from work for 180 qualifying days, and (3) application has been made for the Participant’s disability coverage under the KeyCorp Long Term Disability Plan.

(l)	“Early Retirement” shall mean the Participant’s retirement from employment with an Employer on or after the Participant’s attainment of age 55 and completion of a minimum of five years of Vesting Service, but prior to the Participant’s Normal Retirement Date.

(m)	“Employee” shall mean a common law employee who is employed by an Employer.

(n)	“Employer” shall mean the Corporation and any of its subsidiaries, unless specifically excluded as an Employer for Plan purposes by written action of an officer of the Corporation. An Employer’s participation shall be subject to all conditions and requirements made by the Corporation, and each Employer shall be deemed to have appointed the Plan Administrator as its exclusive agent under the Plan as long as it continues as an Employer.

(o)	“Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152(a) of the Code), the loss of the Participant’s property due to casualty, or such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The determination of an “unforeseeable emergency” and the ability of the Corporation to accelerate the Participant’s distribution of Participant Deferrals and Corporate contributions shall be determined in accordance with the requirements of Section 409A of the Code and applicable regulations issued thereunder.

(p)	“Incentive Compensation Award” shall mean the single annual incentive compensation award granted to a Participant under an Incentive Compensation Plan.

(q)	“Incentive Compensation Deferral” shall mean a percentage amount of the Participant’s annual Incentive Compensation Award that otherwise would be payable to the Participant during the applicable Plan Year, but for the Participant’s election to defer such Incentive Compensation Award under the Plan.

(r)	“Incentive Compensation Plan” shall mean a line of business or management incentive compensation plan that is sponsored by KeyCorp or an affiliate of KeyCorp that the Corporation has determined constitutes an Incentive Compensation Plan for purposes of the Plan.

(s)	“Interest Bearing Account” shall mean the investment account established under the Plan for bookkeeping purposes in which a Participant may elect to have his or her Participant Deferrals credited. Participant Deferrals invested for bookkeeping purposes in the Interest Bearing Account shall be credited with earnings as of each month equal to 120% of the applicable long term federal rate as published by the Internal Revenue Service for that month, compounded monthly, and divided by 12.

(t)	“Investment Accounts” shall collectively mean those investment accounts established under the Plan for bookkeeping purposes in which the Participant’s Participant Deferrals will be credited. Investment Accounts shall include the Plan’s (1) Interest Bearing Account, (2) Common Stock Account, and (3) Investment Funds.

(u)	“Investment Funds” shall mean those Investment Accounts established under the Plan for bookkeeping purposes in which a Participant may elect to have his or her Participant Deferrals credited and which mirror the investment funds established under the KeyCorp 401(k) Savings Plan (“Savings Plan”), as may be modified from time to time, provided, however, that the Savings Plan’s Corporation Stock Fund, for Plan purposes, shall be excluded from the definition of Investment Funds. Participant Deferrals invested for bookkeeping purposes in the Investment Funds shall be credited on a bookkeeping basis with all earnings, gains, and losses experienced by the applicable Investment Fund.

(v)	“Normal Retirement” shall mean the Participant’s retirement under the KeyCorp Cash Balance Pension Plan on or after the Participant’s Normal Retirement Date.

(w)	“Participant” shall mean an Employee who meets the eligibility requirements set forth in Section 3.1(a) and who becomes a Plan Participant pursuant to Section 3.1(b) or Section 3.1(c) of the Plan.

(x)	“Participation Agreement” shall mean the agreement submitted by the Participant to the Corporation, which contains, in pertinent part, the Participant’s deferral commitment for the applicable Deferral Period, as well as investment and distribution instructions with regard to the form of distribution for such Deferrals. The Participants’ Participation Agreement for Salary Deferrals shall be provided to the Corporation by no later than the close of the calendar year prior to the year in which the deferred salary is to be earned by the Participant. The Participants’ Participation Agreement for Incentive Compensation Deferrals shall be provided to the Corporation by no later than the close of the calendar year prior to the year in which such Incentive Compensation is to be earned by the Participant or as otherwise expressly permitted under the provisions of Section 409A of the Code.

(y)	“Participant Deferrals” shall mean the Incentive Compensation Deferrals and Salary Deferrals the Participant has elected to defer under the Plan for each applicable Deferral Period.

(z)	“Plan” shall mean the KeyCorp Deferred Savings Plan with all amendments hereafter made.

(aa)	“Plan Account” shall mean those bookkeeping accounts established by the Corporation for each Plan Participant, which shall reflect all Corporate Contributions and Participant Deferrals, and if applicable, any Predecessor Plan Participant Deferrals, Predecessor Plan

Corporate Contributions, and Rollover Contributions invested for bookkeeping purposes in the Plan’s Investment Accounts with all earnings, dividends, gains, and losses thereon. Plan Accounts shall not constitute separate Plan funds or separate Plan assets. Neither the maintenance of, nor the crediting of amounts to such Plan Accounts shall be treated (i) as the allocation of any Corporation assets to, or a segregation of any Corporation assets in any such Plan Accounts, or (ii) as otherwise creating a right in any person or Participant to receive specific assets of the Corporation. Benefits under the Plan shall be paid from the general assets of the Corporation.
(bb)	“Plan Year” shall mean the calendar year.

(cc)	“Retirement” shall mean the termination of a Participant’s employment under circumstances in which the Participant begins to receive Early Retirement or Normal Retirement Date benefit under the KeyCorp Cash Balance Pension Plan.

(dd)	“Salary Deferrals” shall mean the amount of the Participant’s Compensation (other than Incentive Compensation) that the Participant has elected to defer to the Plan for the applicable Plan year

(ee)	“Separation from Service” shall have occurred upon the Participant’s Termination, Retirement, death, Disability or Termination Under Limited Circumstances within the meaning of Section 409A(c)(2)(A)(i) of the Code.

(ff)	“Termination” shall mean the voluntary or involuntary and permanent termination of a Participant’s employment from his or her Employer and any other Employer, whether by resignation or otherwise, but shall not include the Participant’s Retirement or Termination under Limited Circumstances or as a result of the Participant’s death or Disability.

(gg)	“Termination Under Limited Circumstances” shall mean a Participant’s termination of employment from the Employer (i) within two years after a Change of Control under circumstances in which the Participant becomes entitled to severance benefits or salary continuation or similar benefits under a Change of Control agreement, employment agreement, or severance or separation pay plan, (ii) under circumstances in which the Participant is entitled to receive salary continuation benefits under the KeyCorp Separation Pay Plan, or (iii) as otherwise expressly approved by an officer of the Corporation.
     2.2 Additional Reference. All other words and phrases used herein shall have the meaning given them in the KeyCorp Cash Balance Pension Plan, unless a different meaning is clearly required by the context.
     2.3 Pronouns. The masculine pronoun wherever used herein includes the feminine in any case so requiring, and the singular may include the plural.

ARTICLE III
ELIGIBILITY AND PARTICIPATION
     3.1 Eligibility and Participation.
(a)	Eligibility. Employees who have been assigned a benefits designator 86 or above shall be eligible to participate in the Plan (or if the position is not a graded position, then the equivalent of a benefits designator 86 or above). Notwithstanding the foregoing provisions of this Section 3.1(a), however, all participants in the KeyCorp Deferred Compensation Plan, the KeyCorp Second Deferred Compensation Plan, the KeyCorp Excess 401(k) Savings Plan, or the KeyCorp Second Excess 401(k) Savings Plan as of December 31, 2006 shall automatically become Participants in the Plan regardless of the Employees’ benefits designator.

(b)	Participation. An Employee meeting the eligibility criteria of Section 3.1(a) may elect to participate in the Plan by submitting a Participation Agreement to the Corporation prior to the beginning of the applicable Deferral Period.

(c)	Mid-Year Participation. When an Employee first becomes eligible to participate in the Plan during a Deferral Period, the Employee shall submit a Participation Agreement to the Corporation within thirty days (30) of the Employee’s initial Plan eligibility.

(d)	Loss of Plan Eligibility. In the event that a Participant who is not in a benefits designator 86 or above (or its equivalent) voluntarily fails to make Participant Deferrals to the Plan, then in such event, the Participant’s continued Plan eligibility will end and the Participant shall not be eligible to make Participant Deferrals to the Plan.
     3.2 Deferral Limitations. The following Participant Deferral limitations shall apply for each Deferral Period:
(a)	Salary Deferrals. A Participant may defer no more than 50% of the Participant’s Compensation (other than Incentive Compensation Award) during the applicable Deferral Period. For Mid-Year participation, a Participant may defer no more than 50% of his or her Compensation earned following the date of the Participant’s deferral election and actual participation in the Plan.

(b)	Incentive Compensation Deferrals. A Participant may defer up to 100% of the Participant’s annual Incentive Compensation Award payable to the Participant during the applicable Deferral Period. For Mid-Year participation, however, a Participant may defer only that portion of his or her Incentive Compensation Award earned for services performed following the Participant’s deferral election. In determining the amount of Incentive Compensation that may be deferred under the provisions of this Mid-Year participation requirement, the election shall apply to no more than an amount equal to the total amount of the Incentive Compensation Award multiplied by the ratio of the number of days remaining in the performance period after the Participant’s election date over the total number of days in the performance period.

     3.3 Commitment Limited by Termination, Retirement, Disability or Death. As of the Participant’s Termination date, Retirement date, Termination Under Limited Circumstances date, date of Disability or date of death, all Participant Deferrals under the Plan shall cease.
     3.4 Modification of Deferral Commitment. A Participant’s deferral commitment as evidenced by his or her Participation Agreement for the applicable Deferral Period shall be irrevocable.
     3.5 Evergreen Deferral Election. A Participant’s initial deferral commitment as evidenced by the Participant’s initial Participation Agreement will continue to be effective from Plan Year to Plan Year and for each successive Deferral Periods until otherwise modified by the Participant. The Participant’s revised Participation Agreement for Salary Deferrals shall be provided to the Corporation by no later than the close of the calendar year prior to the year in which the salary is to be earned by the Participant, and the Participant’s revised Participation Agreement for Incentive Compensation Deferrals shall be provided to the Corporation by no later than the close of the calendar year prior to the year in which such Incentive Compensation is to be earned by the Participant. Such revised Participation Agreement thereafter will continue to be effective for each successive Deferral Periods until modified by the Participant.
     3.6 A Change in Employment Status. If the Corporation determines that a Participant’s performance is no longer at a level that deserves to be rewarded through participation in the Plan, but does not terminate the Participant’s employment with his or her Employer, the Participant’s existing Participation Agreement shall terminate at the end of the Deferral Period, and no new Participation Agreement may be made by the Participant until the Plan year following the year in which the Corporation advises the Employee that he or she may resume Plan participation.
     3.7 Rollovers. At the Corporation’s direction, the Plan may accept on behalf of a Participant, a rollover of the Participant’s bookkeeping account balance from such other deferred compensation plans of the Employer in which the Participant also participates, provided, that such plan permits rollovers. The bookkeeping account balance so rolled shall be known as rollover contributions (“Rollover Contributions”). The Participant’s Rollover Contributions shall be credited to the Participant’s Plan Account on a bookkeeping basis in such a manner as the Corporation shall be able to separately identify such Plan Rollover Contributions and determine all net gains or losses attributable thereto. Such Plan Rollover Contributions shall, at all times, be invested in the Plan’s Common Stock Account and shall not be subject to the Participant’s investment direction or diversification. Plan Rollover Contributions shall be fully vested under the Plan and shall be subject to the distribution requirements contained within the Participant’s Rollover Election Form, provided, however, that the Participant’s Rollover Contributions will be required to be deferred under the Plan for a minimum of five (5) full years from the date of the rollover regardless of the Participant’s Termination date, Retirement date, or the distribution instructions contained in the Participant’s Rollover Election Form, and provided further, that the rollover election and the timing of the rollover election conforms with subsequent deferral election requirements mandated under Section 409A of the Code including the Participant’s irrevocable election to make a rollover contribution to the Plan a minimum of twelve full months prior to the date on which the Participant’s bookkeeping account balance from such other deferred compensation plan of the Employer vests and becomes available to be distributed to the Participant.

ARTICLE IV
PARTICIPANT DEFERRALS
     4.1 Plan Account. All Participant Deferrals and Corporate Contributions shall be credited on a bookkeeping basis to a Plan Account established in the Participant’s name. Separate sub-accounts may be established to reflect the Participant’s investment elections, which shall reflect all earnings, gains or losses attributable to such investment elections.
     4.2 Investment of Participant Deferrals. Subject to the provisions of Section 4.3 hereof, each Participant shall direct the manner in which his or her Participant Deferrals are to be invested for bookkeeping purposes under the Plan. All Participant Deferrals may be invested for bookkeeping purposes in any one or more of the Plan’s Investment Accounts in such amounts as the Participant shall select. Subject to the provisions of Section 4.4 hereof, Participants may modify their investment elections at such times and in such manner as permitted by the Corporation.
     4.3 Compliance with Corporation’s Stock Ownership Guidelines. Notwithstanding the foregoing provisions of Section 4.2 hereof, Participants who have not met the Corporation’s Stock Ownership Guidelines shall be required to defer all Participant Deferrals into the Common Stock Account until such time as the Corporation Stock Ownership Guidelines have been met.
     4.4 Investment of Participant Deferrals Invested in the Common Stock Account. The Participant’s election to have his or her Participant Deferrals invested on a bookkeeping basis in the Plan’s Common Stock Account shall be irrevocable; Participant Deferrals invested in the Common Stock Account shall not be subject to investment direction by the Participant.
     4.5 Crediting of Participant Deferrals; Withholding. Participant Salary Deferrals shall be credited to the Participant’s Plan Account as of the date that such Compensation would have been payable to the Participant but for the Participant’s election to defer such Compensation to the Plan. Participant Incentive Compensation Deferrals shall be credited to the Participant’s Plan Account as of the date such Incentive Compensation would have been payable to the Participant but for the Participant’s election to defer such Incentive Compensation to the Plan. The withholding of taxes with respect to Participant Deferrals as required by state, federal or local law will be withheld from the Participant’s Compensation to the maximum extent possible.
     4.6 Section 16 Officers Investment of Participant Deferrals in the Common Stock Account. Notwithstanding the provisions of Section 4.4 and Section 4.5, hereof, if the Participant is an “Officer” of the Corporation, as that term is defined in accordance with Section 16 of the Securities Act of 1934, the Participant’s Participant Deferrals shall be invested in the Plan’s Common Stock Account as follows:
(a)	Incentive Compensation Deferrals. Incentive Compensation Deferrals shall be credited on a bookkeeping basis to the Common Stock Account as of the date the Incentive Compensation Deferrals would have been payable to the Participant but for the Participant’s election to defer such Incentive Compensation to the Plan.

(b)	Salary Deferrals. Salary Deferrals shall be credited to the Interest Bearing Account as of the date the Participant’s Salary Deferrals would have been payable to the Participant but for the Participant’s election to defer such Salary Deferrals to the Plan. Thereafter, as of the last day of each calendar quarter (or last business day of the applicable calendar quarter), those Salary Deferrals that the Participant elected to invest in the Common Stock Account that have been credited to the Interest Bearing Account during such calendar quarter, with all earnings, gains and losses thereon shall automatically be transferred to the Plan’s Common Stock Account.
ARTICLE V
CORPORATE CONTRIBUTIONS
     5.1 Crediting of Corporation Contributions. Corporate Contributions shall be credited on a bookkeeping basis to the Participant’s Plan Account in proportion to the respective amount of the Participant’s Participant Deferrals made to the Plan during the applicable Deferral Period. Corporate Contributions shall equal up 100% of the Participant’s first 6% of Participant Deferrals credited to the Plan for the applicable pay period.
     Notwithstanding the forgoing provisions of this Section 5.1, however, if the Participant is an “Officer” of the Corporation, as that term is defined in accordance with Section 16 of the Securities Act of 1934, such Corporate Contributions shall be credited to the Participant’s Plan Account as follows:
(a)	Incentive Compensation Deferrals. Corporate Contributions shall be credited on a bookkeeping basis to the Participant’s Plan Account as of the date the Participant’s Incentive Compensation Deferrals are credited, on a bookkeeping basis to the Participant’s Plan Account.

(b)	Salary Deferrals. Corporate Contributions shall be credited to the Participant’s Plan Account as of the last day of each calendar quarter (or last business day of the applicable calendar quarter).
     5.2 Investment of Corporate Contributions. All Corporate Contributions credited to the Participant’s Plan Account shall be invested for bookkeeping purposes in the Plan’s Common Stock Account. Corporate Contributions are not subject to Participant investment directions.
     5.3 Vesting in Corporate Contributions. Subject to the provisions of Section 7.4 of the Plan, a Participant shall become vested in those Corporate Contributions credited on a bookkeeping basis to the Participant’s Plan Account upon the Participant’s (1) completion of three years of vested service, (2) Disability, (3) death, or (4) Termination under Limited Circumstances. For purposes of this Section 5.3 hereof, the term “vested service” shall be calculated from the Participant’s employment commencement date through the Participant’s Termination, or Retirement date (whichever shall first occur), and shall be based on consecutive twelve-month periods during which time the Participant is employed with an Employer.
     5.4 Forfeiture of Corporate Contributions. In the event of the Participant’s Termination or Retirement, all not vested Corporate Contributions and any not vested Participant Predecessor Plan corporate contributions shall be forfeited as of the Participant’s last day of employment.
     5.5 Determination of Amount. The Plan Administrator shall verify the amount of Participant Deferrals, Corporate Contributions, and if applicable, Participant Predecessor Plan Participant Deferrals, Participant Predecessor Plan Corporate Contributions, and Rollover Contributions with all earnings, gains and losses, if any, to be credited to each Participant’s Plan Accounts in accordance with the provisions of the Plan. The reasonable and equitable decision of the Plan Administrator as to the value of each Investment Account shall be conclusive and binding upon all Participants and the Beneficiary of each deceased Participant having any interest, direct or indirect in the Participant’s Plan Account. The value of an Investment Account on any day not a Determination Date shall be the value on the last preceding Determination Date. As soon as reasonably practicable after the close of the Plan Year, the Corporation shall send to each Participant an itemized accounting statement which shall reflect the Participant’s Plan Account balance.
     5.6 Corporate Assets. All Participant Deferrals, Corporate Contributions, and if applicable, Participant Predecessor Plan Participant Deferrals, Participant Predecessor Plan Corporate Contributions, and Rollover Contributions with all dividends, earnings and any other gains and losses credited to a Participant’s Plan Account remain the assets and property of the Corporation, which shall be subject to distribution to the Participant only in accordance with Article VII, of the Plan. Payments made under the Plan shall be in the form of cash and common shares of the Corporation and shall be made from the general assets of the Corporation, and Participants and Beneficiaries shall have the status of general unsecured creditors of the Corporation. Nothing contained in the Plan shall create, or be construed as creating a trust of any kind or any other fiduciary relationship between the Participant, the Corporation, or any other person. It is the intention of the Corporation and the Participant that the Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 409A of the Code.
     5.7 No Present Interest. Subject to any federal statute to the contrary, no right or benefit under the Plan and no right or interest in each Participant’s Plan Account shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under the Plan, or Participant’s Plan Account shall be void. No right, interest, or benefit under the Plan or Participant’s Plan Account shall be liable for or subject to the debts, contracts, liabilities, or torts of the Participant or Beneficiary, including any domestic relations proceedings. If the Participant or Beneficiary becomes bankrupt or attempts to alienate, sell, assign, pledge, encumber, or charge any right under the Plan or Participant’s Plan Account, such attempt shall be void and unenforceable.
     5.8 Effect of Plan Termination. Notwithstanding anything to the contrary contained in the Plan, the termination of the Plan shall terminate the liability of the Corporation and all Employers to make further Corporate Contributions to the Plan.
ARTICLE VI
MERGER OF PREDECESSOR PLANS
     6.1 Merger of Predecessor Plans. Effective December 31, 2006, the KeyCorp Deferred Compensation Plan, the KeyCorp Second Deferred Compensation Plan, the KeyCorp Excess 401(k) Savings Plan, and the KeyCorp Second 401(k) Excess Savings Plan shall be merged into the Plan, and participants in such Predecessor Plan will automatically participate in the Plan. Hereinafter the KeyCorp Deferred Compensation Plan, the KeyCorp Second Deferred Compensation Plan, the KeyCorp Excess 401(k) Savings Plan, and the KeyCorp Second 401(k) Excess Savings Plan shall be referred to as the “Predecessor Plan”.
     6.2 Opening Account Balances. All Predecessor Plan participants shall have their Predecessor Plan benefits reflected, on a bookkeeping basis, as a single Predecessor Plan Opening Account Balance (“Opening Account Balance”). Such Opening Account Balance shall separately reflect

Predecessor Plan (1) participant deferrals, (2) corporate contributions, and (3) any participant rollover balances, with all earnings, gains and losses thereon. All Predecessor Plan participant deferral elections made prior to December 31, 2006 shall be deferred to the Plan when paid, and shall be reflected as part of the Participant’s Predecessor Plan Opening Account Balance. Predecessor Plan benefits, as reflected in the Participant’s Opening Account Balance, will be subject to the distribution provisions of Section 6.4, Section 6.5 and Section 6.6 hereof, as well as the requirements of Article VII of the Plan.
     6.3 Investment of Predecessor Plan Benefits.
(a)	Participant Deferrals Subject to Investment Direction. Predecessor Plan participants on or prior to December 31, 2006 shall be required make an election to direct the investment of those participant deferrals that are subject to investment diversification under the Predecessor Plan. The Participant’s election to invest his or her Predecessor Plan participant deferrals in the Plan’s Common Stock Account will constitute an irrevocable election, and such participant deferrals thereafter will not be subject to investment diversification by the participant.

(b)	Participant Deferrals, Rollover Contributions, and Corporate Contributions Not Subject to Investment Direction. Predecessor Plan participant deferrals not subject to investment diversification, Predecessor Plan rollover contributions, and Predecessor Plan corporate contributions shall automatically be invested in the Plan’s Common Stock Account, and will not be subject to investment diversification by the participant.
     6.4 Vesting of Predecessor Plan Corporate Contributions. All Predecessor Plan corporate contributions that have not vested as of December 31, 2006 shall continue to vest under the vesting provisions of Section 5.3 hereof, and when vested, shall become a part of the Participant’s Plan benefit. Notwithstanding the foregoing provisions of this Section 6.4, however, in the event that the Participant elected to irrevocably invest his or her participant deferrals under the KeyCorp Deferred Compensation Plan and/or the KeyCorp Second Deferred Compensation Plan into the common stock account of those plans, and in exchange for this irrevocable investment election the Participant received an additional 4% corporate contribution amount on such participant deferrals, then in such event, this additional 4% corporate contribution amount, with all earnings and gains thereon, shall be forfeited in the event of the Participant’s Termination prior to his or her (a) Normal Retirement, or (b) Disability and termination of employment.
     6.5 Distribution Election for Predecessor Plan Benefits. Predecessor Plan participants shall make a single, irrevocable election prior to December 31, 2006 to have all Predecessor Plan benefits distributed under the following distribution payment options:
(a)	a single lump sum distribution, and/or

(b)	a series of monthly installment distributions over a period of 60, 120, or 180 months.
If a Predecessor Plan participant fails to make a distribution election for his or her Predecessor Plan benefits, as provided for under this Section 6.4 hereof, the participant’s Predecessor Plan benefit with all earnings, gains and losses thereon shall be distributed to the participant as an installment distribution over a period of 120 months. The distribution of Predecessor Plan benefits shall be subject to all requirements of Article VII of the Plan.

     6.6 Constructive Receipt Limitation. Notwithstanding the foregoing provisions of Section 6.5 hereof, Participants’ Predecessor Plan distribution elections shall remain in effect and shall control all Participant Plan distributions occurring prior to July 1, 2007.
     6.7 Predecessor Plan Benefits in a Pay Status. All Predecessor Plan benefits in a pay status as of December 31, 2006 shall continue to be paid in accordance with the distribution elections in effect and in accordance with the terms of the Predecessor Plan.
ARTICLE VII
DISTRIBUTION OF PLAN BENEFITS
     7.1 Distribution of Plan Benefits. Subject to the provisions of Section 7.4 and Section 7.7 hereof, a Participant shall commence the distribution of his or her vested Plan Account balance and vested Opening Account Balance at the Participant’s Termination, Retirement, or Termination under Limited Circumstances (whichever shall first occur), but in no event later than 90 days following the date of the Participant’s Termination, Retirement, Termination under Limited Circumstances, or death.
     7.2 Unforeseeable Emergency. Upon a finding that the Participant has suffered an Unforseeable Emergency, the Corporation shall permit the Participant to obtain an Emergency Withdrawal from his or her vested Plan Account. The amount of such Emergency Withdrawal shall be limited to the amount reasonably necessary to meet the Participant’s immediate emergency needs resulting from the Unforeseeable Emergency, as defined under Section 409A of the Code. Distributions made to a Participant pursuant to this Section 7.2 hereof shall be paid in a lump sum amount as soon as administratively practicable but in no event later than 60 days following the Participant’s Unforeseeable Emergency request.
     7.3 Distribution Options. Subject to the provisions of Section 7.4 and Section 7.5 hereof, a Participant shall elect, as reflected in the Participant’s Participation Agreement, to receive a distribution of his or her Participant Deferrals and Corporate Contributions for the applicable Deferral Period under the following payment options:
(a)	a single lump sum distribution, or

(b)	a series of monthly installment distributions over a period of 60, 120, or 180 months.
     Distribution of Participant Deferrals and Predecessor Plan participant deferrals from the Plan’s Investment Funds or Interest Bearing Account shall be made in cash. Distributions of Participant Deferrals, Rollover Contributions, Corporate Contributions, and Predecessor Plan participant deferrals, corporate contributions, and rollover contributions from the Company Stock Fund shall be made in KeyCorp common shares.
     7.4 Forfeiture of Plan Benefits. Notwithstanding any other provision of the Plan to the contrary, if the Participant engages in any Harmful Activity prior to or within twelve months following the Participant’s Termination or Retirement, then by operation of this Section 7.4 hereof, and without any further notice to the Participant, (a) (i) all Corporate Contributions and Predecessor Plan corporate contributions, and (ii) all earnings, dividends, and gains allocated to the Participant’s Plan Account with regard to both Participant Deferrals and Corporate Contributions as well as Predecessor Plan participant deferrals and corporate contributions shall become immediately forfeited (the Participant’s Participant Deferrals and Predecessor Plan participant deferrals shall be continue to be distributed to the Participant in accordance with the distribution instructions contained within the Participant’s Participation Agreements), and (b) all distributed Corporate Contributions and Predecessor Plan corporate contributions and all distributed earnings, gains and dividends on the Participant’s Participant Deferrals and Corporate Contributions and Predecessor Plan participant deferrals and corporate contributions that have been distributed to the Participant within one year of the Participant’s Termination or Retirement date shall be fully repaid by the Participant to the Corporation within 60 days following the Participant’s receipt of the Corporation’s notice of such Harmful Activity.
          The foregoing restrictions shall not apply in the event that the Participant’s employment with an Employer terminates within two years after a Change of Control if any of the following have occurred: a relocation of the Participant’s principal place of employment more than 35 miles from the Participant’s principal place of employment immediately prior to the Change of Control, a reduction in the Participant’s base salary after a Change of Control, or termination of employment under circumstances in which the Participant is entitled to severance benefits or salary continuation or similar benefits under a change of control agreement, employment agreement, or severance or separation pay plan. The determination by the Corporation as to whether a Participant has engaged in a “Harmful Activity” prior to or within twelve months after the Participant’s Termination or Retirement shall be final and conclusive upon the Participant and upon all other Persons.
     For purposes of this Section 7.4, a “Harmful Activity” shall have occurred if the Participant shall do any one or more of the following:
(i)	Use, publish, sell, trade or otherwise disclose Non-Public Information of KeyCorp unless such prohibited activity was inadvertent, done in good faith and did not cause significant harm to KeyCorp.

(ii)	After notice from KeyCorp, fail to return to KeyCorp any document, data, or thing in his or her possession or to which the Participant has access that may involve Non-Public Information of KeyCorp.

(iii)	After notice from KeyCorp, fail to assign to KeyCorp all right, title, and interest in and to any confidential or non-confidential Intellectual Property which the Participant created, in whole or in part, during employment with KeyCorp, including, without limitation, copyrights, trademarks, service marks, and patents in or to (or associated with) such Intellectual Property.

(iv)	After notice from KeyCorp, fail to agree to do any acts and sign any document reasonably requested by KeyCorp to assign and convey all right, title, and interest in and to any confidential or non-confidential Intellectual Property which the Participant created, in whole or in part, during employment with KeyCorp, including, without limitation, the signing of patent applications and assignments thereof.

(v)	Upon the Participant’s own behalf or upon behalf of any other person or entity that competes or plans to compete with KeyCorp, solicit or entice for employment or hire any KeyCorp employee.

(vi)	Upon the Participant’s own behalf or upon behalf of any other person or entity that competes or plans to compete with KeyCorp, call upon, solicit, or do business with (other than business which does not compete with any business conducted by KeyCorp) any

KeyCorp customer the Participant called upon, solicited, interacted with, or became acquainted with, or learned of through access to information (whether or not such information is or was non-public) while the Participant was employed at KeyCorp unless such prohibited activity was inadvertent, done in good faith, and did not involve a customer whom the Participant should have reasonably known was a customer of KeyCorp.

(vii)	Upon the Participant’s own behalf or upon behalf of any other person or entity that competes or plans to compete with KeyCorp, after notice from KeyCorp, continue to engage in any business activity in competition with KeyCorp in the same or a closely related activity that the Participant was engaged in for KeyCorp during the one year period prior to the termination of the Participant’s employment.
For purposes of this Section 7.4, the term:
          “Intellectual Property” shall mean any invention, idea, product, method of doing business, market or business plan, process, program, software, formula, method, work of authorship, or other information, or thing relating to KeyCorp or any of its businesses.
          “Non-Public Information” shall mean, but is not limited to, trade secrets, confidential processes, programs, software, formulas, methods, business information or plans, financial information, and listings of names (e.g., employees, customers, and suppliers) that are developed, owned, utilized, or maintained by an employer such as KeyCorp, and that of its customers or suppliers, and that are not generally known by the public.
          “KeyCorp” shall include KeyCorp, its subsidiaries, and its affiliates.
     7.5 Distribution of Account Balances. The Participant’s vested Plan Account and vested Opening Account Balance shall be valued as of the Determination Date immediately following his or her Termination, Retirement, Termination Under Limited Circumstances, or death (the “valuation date”).
(a)	Lump Sum Distributions. If a Participant has elected to receive a lump sum distribution of all or any portion of his or her vested Plan Account and/or vested Opening Account Balance, such lump sum distribution shall be made as soon as administratively practicable but in no event later than 90 days following the Participant’s Termination, Retirement, Termination Under Limited Circumstances, or death.

(b)	Installment Distributions. If a Participant has elected to receive an installment distribution of all or any portion of his or her vested Plan Account and/or vested Opening Account Balance, such installment distribution shall commence as soon as administratively practicable but in no event later than 90 days following the Participant’s Termination, Retirement, Termination Under Limited Circumstances, or death.
(i)	The Participant’s vested unpaid Plan Account balances invested for bookkeeping purposes in the Plan’s Investment Funds and/or Interest Bearing Account shall be reflected in a distribution sub-account, which shall be credited monthly with interest based on the average of the Interest Bearing Account’s rate of return for the 36 month period immediately preceding the Participant’s Termination,

Retirement, or death during the Participant’s installment distribution period. Distributions shall be made in substantially equal monthly installments over the Participant’s elected installment distribution period.
(ii)	The Participant’s vested unpaid Plan Account balance invested for bookkeeping purposes in the Plan’s Common Stock Account shall be reflected as a number of whole and fractional Common Shares in a distribution sub-account and shall be credited with dividends on a bookkeeping basis which shall be reinvested in the Plan’s Common Stock Account throughout the installment distribution period; all such reinvested dividends shall be paid to the Participant in Common Shares in conjunction with the Participant’s final installment payment under the Plan. Distributions shall be made in substantially equal annual installments over the Participant’s elected installment distribution period.
     7.6 Distribution of Small Accounts. Notwithstanding the provisions of Sections 7.2, 7.3, and 7.5, hereof, if the value of a Participant’s vested Account balance(s) as of the Determination Date immediately following the Participant’s Termination, Retirement, death, or Termination Under Limited Circumstances date is under $50,000, the Participant’s Account balance(s) shall be distributed to the Participant as a single lump sum distribution no later than 90 days following the Participant’s Termination, Retirement, Termination Under Limited Circumstances, or death.
     7.7 Payment Limitation for Key Employees. Notwithstanding any other provision of the Plan to the contrary, including the provisions contained within this Article VII hereof, in the event that the Participant is determined by KeyCorp to be a “specified employee” within the meaning of Section 409A of the Code, then in no event may distributions under this Article VII commence prior to the first business day of the seventh month following Participant’s Separation from Service date (or his date of death, if earlier). To the extent an amount is deferred under this Section 7.7 until the first business day of the seventh month following the Participant’s separation from service date, then in such event, the payment to which the Participant would otherwise have been entitled to during the first six months shall be accumulated and paid to the Participant on the first business day of the seventh month with all Plan earnings thereon. Distribution of the Participant’s Account shall commence on the first day of the seventh month following the Participant’s Separation from Service date, with such distribution being made in accordance with the distribution instructions provided in the Participant’s Participation Agreement(s).
     7.8 Facility of Payment. If it is found that any individual to whom an amount is payable hereunder is incapable of attending to his or her financial affairs because of any mental or physical condition, including the infirmities of advanced age, such amount (unless prior claim therefore shall have been made by a duly qualified guardian or other legal representative) may, in the discretion of the Corporation, be paid to another person for the use or benefit of the individual found incapable of attending to his or her financial affairs or in satisfaction of legal obligations incurred by or on behalf of such individual. Any such payment shall be charged to the Participant’s Plan Account from which any such payment would otherwise have been paid to the individual found incapable of attending to his or her financial affairs, and shall be a complete discharge of any liability therefore under the Plan.

ARTICLE VIII
BENEFICIARY DESIGNATION
     8.1 Beneficiary Designation. Subject to Section 8.3 hereof, each Participant shall be requested to designate one or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s Plan Account. Each Beneficiary designation shall be in a written form prescribed by the Corporation and shall be effective only when filed with the Corporation during the Participant’s lifetime.
     8.2 Changing Beneficiary. Subject to Section 8.3, any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new designation with the Corporation. The filing of a new designation shall cancel all designations previously filed.
     8.3 No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary (including all contingent Beneficiaries) designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:
(a)	The Participant’s spouse;

(b)	The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take, by right of representation the share the parent would have taken if living; and

(c)	The Participant’s estate.
8.4 Distribution Upon Death. If a Participant dies after the distribution of his or her interest under the Plan has commenced, the remaining portion of the Participant’s entire interest under the Plan, if any, shall be distributed to the Participant’s Beneficiary in a single lump sum benefit. If the Participant dies before the distribution of the Participant’s Plan Account has commenced, the Participant’s entire interest under the Plan shall be valued as of the Determination Date immediately following the Participant’s date of death, and shall be distributed to his or her Beneficiary in a lump sum payment within 90 days following the Participant’s date of death in accordance with the distributions provisions contained in Article VII.

ARTICLE IX
ADMINISTRATION
     9.1 Administration. The Plan Administrator shall be responsible for the general administration of the Plan, for carrying out the provisions hereof, and for making payments hereunder. The Plan Administrator shall have the sole and absolute discretionary authority and power to carry out the provisions of the Plan, including, but not limited to, the authority and power (a) to determine all questions relating to the eligibility for and the amount of any benefit to be paid under the Plan, (b) to determine all questions pertaining to claims for benefits and procedures for claim review, (c) to resolve all other questions arising under the Plan, including any questions of construction and/or interpretation, and (d) to take such further action as the Plan Administrator shall deem necessary or advisable in the administration of the Plan. All findings, decisions, and determinations of any kind made by the Plan Administrator shall not be disturbed unless the Plan Administrator has acted in an arbitrary and capricious manner. Subject to the requirements of law, the Plan Administrator shall be the sole judge of the standard of proof required in any claim for benefits and in any determination of eligibility for a benefit. All decisions of the Plan Administrator shall be final and binding on all parties. The Plan Administrator may employ such attorneys, investment counsel, agents, and accountants, as it may deem necessary or advisable to assist it in carrying out its duties hereunder. The actions taken and the decisions made by the Plan Administrator hereunder shall be final and binding upon all interested parties subject, however, to the provisions of Section 9.2. The Plan Year, for purposes of Plan administration, shall be the calendar year.
     9.2 Claims Review Procedure. Whenever the Plan Administrator decides for whatever reason to deny, whether in whole or in part, a claim for benefits under this Plan filed by any person (herein referred to as the “Claimant”), the Plan Administrator shall transmit a written notice of its decision to the Claimant, which notice shall be written in a manner calculated to be understood by the Claimant and shall contain a statement of the specific reasons for the denial of the claim and a statement advising the Claimant that, within 60 days of the date on which he or she receives such notice, he or she may obtain review of the decision of the Plan Administrator in accordance with the procedures hereinafter set forth. Within such 60-day period, the Claimant or his or her authorized representative may request that the claim denial be reviewed by filing with the Plan’s Claims Review Committee a written request therefore, which request shall contain the following information:
(a)	the date on which the request was filed with the Plan Administrator; provided, however, that the date on which the request for review was in fact filed with the Plan’s Claims Review Committee shall control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this paragraph (a);

(b)	the specific portions of the denial of his or her claim, which the Claimant requests the Plan’s Claims Review Committee to review;

(c)	a statement by the Claimant setting forth the basis upon which he or she believes the Plan’s Claims Review Committee should reverse its previous denial of the claim and accept the claim as made; and

(d)	any written material, which the Claimant desires the Plan’s Claims Review Committee to examine in its consideration of his or her position as stated pursuant to paragraph (b) above.
     In accordance with this Section, if the Claimant requests a review of the Plan Administrator’s decision, such review shall be made by the Plan’s Claims Review Committee, who shall, within sixty (60)

days after receipt of the request form, review and render a written decision on the claim containing the specific reasons for the decision including reference to Plan provisions upon which the decision is based. All findings, decisions, and determinations of any kind made by the Plan’s Claims Review Committee shall not be modified unless the Plan’s Claims Review Committee has acted in an arbitrary and capricious manner. Subject to the requirements of law, the Plan’s Claims Review Committee shall be the sole judge of the standard of proof required in any claim for benefits, and any determination of eligibility for a benefit. All decisions of the Plan’s Claims Review Committee shall be binding on the claimant and upon all other Persons. If the Participant or Beneficiary shall not file written notice with the Plan’s Claims Review Committee at the times set forth above, such individual shall have waived all benefits under the Plan other than as already provided, if any, under the Plan.
ARTICLE X
AMENDMENT AND TERMINATION OF PLAN
     10.1 Reservation of Rights. The Corporation reserves the right to amend or terminate the Plan at any time by action of the Board of Directors of the Corporation, or any duly authorized committee thereof, and to modify or amend the Plan, in whole or in part, at any time and for any reason. No amendment or termination will result in an acceleration of distributions under the Plan in violation of Section 409A of the Code.
(a)	Preservation of Account Balance. No termination, amendment, or modification of the Plan shall reduce (i) the amount of Plan Rollover Contributions, Predecessor Plan benefits, Participant Deferrals and Corporate Contributions, and (ii) all earnings and gains on such Plan Rollover Contributions, Predecessor Plan benefits, Participant Deferrals, and Corporate Contributions that have accrued up to the effective date of the termination, amendment, or modification.

(b)	Changes in Earnings Rate. No amendment or modification of the Plan shall reduce the rate of earnings to be credited on all Plan Rollover Contributions, Predecessor Plan benefits, Participant Deferrals, and Corporate Contributions and all earnings accrued thereon until the close of the applicable Deferral Period in which such amendment or modification is made.
     10.2 Effect of Plan Termination. The Corporation may terminate the Plan by instructing the Plan Administrator to not accept any additional Participation Agreements. If such a termination occurs, the Plan shall continue to operate and be effective with regard to Participation Agreements entered into prior to the effective date of such termination.

ARTICLE XI
CHANGE OF CONTROL
     11.1 Change of Control. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control as defined in accordance with Section 2.2 of the Plan, no amendment or modification of the Plan may be made at any time on or after such Change of Control (1) to reduce or modify a Participant’s Pre-Change of Control Account Balance, (2) to reduce or modify the choice of Investment Funds or method of crediting such earnings to a Participant’s Pre-Change of Control Account Balances, (3) to reduce or modify the Common Stock Accounts’ method of calculating all earnings, gains, and/or losses on a Participant’s Pre-Change of Control Account Balance, or (4) to reduce or modify the Participant’s Participant Deferrals and/or Corporate Contributions to be credited to a Participant’s Plan Account for the applicable Deferral Period. For purposes of this Section 11.1, the term “Pre-Change of Control Account Balance” shall mean, with regard to any Plan Participant, the aggregate amount of such Participant’s Plan Rollover Contributions, Predecessor Plan benefits, Participant Deferrals, and Corporate Contributions with all earnings, gains, and losses thereon which are credited to the Participant’s Plan Account and Opening Account Balance through the close of the calendar year in which such Change of Control occurs.
     11.2 Common Stock Conversion. In the event of a Change of Control in which the common shares of the Corporation are converted into or exchanged for securities, cash and/or other property as a result of any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with or into another corporation or entity, or the sale of all or substantially all of its assets to another corporation or entity, the Corporation shall cause the Common Stock Account to reflect on a bookkeeping basis the securities, cash and other property that would have been received in such reorganization, reclassification, consolidation, merger or sale on an equivalent amount of common shares equal to the balance in the Common Stock Account and, from and after such reorganization, reclassification, consolidation, merger or sale, the Common Stock Account shall reflect on a bookkeeping basis all dividends, interest, earnings and losses attributable to such securities, cash, and other property (with any cash earning interest at the rate applicable to the Interest Earning Account).
     11.3 Change of Control Provisions. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control, (i) the Participant’s employment is terminated by his or her Employer and any other Employer without cause, or (ii) the Participant resigns within two years following a Change of Control as a result of the Participant’s mandatory relocation, reduction in the Participant’s base salary, reduction in the Participant’s average annual incentive compensation (unless such reduction is attributable to the overall corporate or business unit performance), or the Participant’s exclusion from stock option programs as compared to comparably situated Employees, the provisions of Section 6.4 of the Plan which limit a Participant’s ability to provide services to a financial services organization, business, or company upon the Participant’s Termination or Retirement, shall become null and void.
     11.4 Amendment in the Event of a Change of Control. On or after a Change of Control, the provisions of Article II, Article III, Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, Article X, and Article XI may not be amended or modified as such Sections and Articles apply with regard to the Participants’ Pre-Change of Control Account Balances.

ARTICLE XII
MISCELLANEOUS PROVISIONS
     12.1 Unfunded Plan. This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.
     12.2 No Commitment as to Employment. Nothing herein contained shall be construed as a commitment or agreement upon the part of any Employee hereunder to continue his or her employment with an Employer, and nothing herein contained shall be construed as a commitment on the part of any Employer to continue the employment, rate of compensation or terms and conditions of employment of any Employee hereunder for any period. All Participants shall remain subject to discharge to the same extent as if the Plan had never been put into effect.
     12.3 Benefits. Nothing in the Plan shall be construed to confer any right or claim upon any person, firm, or corporation other than the Participants, former Participants, and Beneficiaries.
     12.4 Absence of Liability. No member of the Board of Directors of the Corporation or a subsidiary or committee authorized by the Board of Directors, or any officer of the Corporation or a subsidiary or officer of a subsidiary shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or Employee, except in circumstances involving bad faith or willful misconduct, for anything done or omitted to be done.
     12.5 Expenses. The expenses of administration of the Plan shall be paid by the Corporation.
     12.6 Precedent. Except as otherwise specifically agreed to by the Corporation in writing, no action taken in accordance with the Plan by the Corporation shall be construed or relied upon as a precedent for similar action under similar circumstances.
     12.7 Withholding. The Corporation shall withhold any tax, which the Corporation in its discretion deems necessary to be withheld from any payment to any Participant, former Participant, or Beneficiary hereunder, by reason of any present or future law.
     12.8 Validity of Plan. The validity of the Plan shall be determined and the Plan shall be construed and interpreted in accordance with the provisions of ERISA, the Code, and, to the extent applicable, the laws of the State of Ohio. The invalidity or illegality of any provision of the Plan shall not affect the validity or legality of any other part thereof.
     12.9 Parties Bound. The Plan shall be binding upon the Employers, Participants, former Participants, and Beneficiaries hereunder, and, as the case may be, the heirs, executors, administrators, successors, and assigns of each of them.
     12.10 Headings. All headings used in the Plan are for convenience of reference only and are not part of the substance of the Plan.
     12.11 Duty to Furnish Information. The Corporation shall furnish to each Participant, former Participant, or Beneficiary any documents, reports, returns, statements, or other information that it reasonably deems necessary to perform its duties imposed hereunder or otherwise imposed by law.

     12.12 Trust Fund. At its discretion, the Corporation may establish one or more trusts, with such trustees as the Corporation may approve, for the purpose of providing for the payment of benefits owed under the Plan. Although such a trust may be irrevocable, in the event of insolvency or bankruptcy of the Corporation, such assets will be subject to the claims of the Corporation’s general creditors. To the extent any benefits provided under the Plan are paid from any such trust, the Employer shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Employer.
     12.13 Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
     12.14 Notice. Any notice required or permitted under the Plan shall be deemed sufficiently provided if such notice is in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification. Mailed notice to the Corporation shall be directed to the Corporation’s address, attention: KeyCorp Compensation and Benefits Department. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Employer’s records
     12.15 Successors. The provisions of this Plan shall bind and inure to the benefit of each Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity, which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of an Employer.
ARTICLE XIII
COMPLIANCE WITH
SECTION 409A CODE
     13.1 Compliance With Section 409A. The Plan is intended to provide for the deferral of compensation in accordance with the provisions of Section 409A of the Code and regulations and published guidance issued pursuant thereto. Accordingly, the Plan shall be construed in a manner consistent with those provisions and may at any time be amended in the manner and to the extent determined necessary or desirable by the Corporation to reflect or otherwise facilitate compliance with such provisions with respect to amounts deferred. Notwithstanding any provision of the Plan to the contrary, no otherwise permissible election, deferral, accrual, or distribution shall be made or given effect under the Plan that would result in a violation, early taxation, or assessment of penalties or interest of any amount under Section 409A of the Code.
     WITNESS WHEREOF, KeyCorp has caused this KeyCorp Deferred Savings Plan to be executed by its duly authorized officer this 29th day of December, 2008, to be effective as of December 31, 2008.

KEYCORP

By:	/s/ Steven N. Bulloch

Title:	Assistant Secretary